Exhibit 12.1

AVALONBAY COMMUNITIES, INC.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months Ended March 31, 2011	Year Ended December 31, 2010 (1)	Year Ended December 31, 2009 (1)	Year Ended December 31, 2008 (1)	Year Ended December 31, 2007 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$30,537	$98,068	$76,950	$99,078	$219,789

(Plus):
Equity in income of unconsolidated entities, net of distributions received	722	4,856	5,475	6,728	9,532
Amortization of capitalized interest (2)	3,840	15,149	14,035	12,428	9,941

Earnings before fixed charges	$35,099	$118,073	$96,460	$118,234	$239,262

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,664	$11,785	$6,241	$5,287	$3,165
Interest expense	44,271	175,209	150,323	114,910	92,175
Interest capitalized	6,343	33,393	48,226	74,621	73,118
Preferred dividend	—	—	—	10,454	8,700

Total fixed charges (3)	$52,278	$220,388	$204,790	$205,272	$177,158

(Less):
Interest capitalized	6,343	33,393	48,226	74,621	73,118
Preferred dividend	—	—	—	10,454	8,700

Earnings (4)	$81,034	$305,067	$253,024	$238,431	$334,602

Ratio (4 divided by 3)	1.55	1.38	1.24	1.16	1.89

AVALONBAY COMMUNITIES, INC. RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended
	March 31, 2011	December 31, 2010 (1)	December 31, 2009 (1)	December 31, 2008 (1)	December 31, 2007 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$30,537	$98,068	$76,950	$99,078	$219,789

(Plus):
Equity in income of unconsolidated entities, net of distributions received	722	4,856	5,475	6,728	9,532
Amortization of capitalized interest (2)	3,840	15,149	14,035	12,428	9,941

Earnings before fixed charges	$35,099	$118,073	$96,460	$118,234	$239,262

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$1,664	$11,785	$6,241	$5,287	$3,165
Interest expense	44,271	175,209	150,323	114,910	92,175
Interest capitalized	6,343	33,393	48,226	74,621	73,118

Total fixed charges (3)	$52,278	$220,388	$204,790	$194,818	$168,458

(Less):
Interest capitalized	6,343	33,393	48,226	74,621	73,118

Earnings (4)	$81,034	$305,067	$253,024	$238,431	$334,602

Ratio (4 divided by 3)	1.55	1.38	1.24	1.22	1.99

(1)	The results of operations for 2007 through 2010 have been adjusted to reflect discontinued operations for properties sold or held for sale as of March 31, 2011.
(2)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).